As filed with the Securities and Exchange Commission on September 26, 2007

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-3

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

Aircastle Limited

(Exact name of registrant as specified in its charter)

Bermuda	98-0444035
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

c/o Aircastle Advisor LLC
300 First Stamford Place
5th Floor
Stamford, Connecticut 06902
(203) 504-1020

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

David Walton, Esq.
Chief Operating Officer and General Counsel
c/o Aircastle Advisor LLC
300 First Stamford Place
5th Floor
Stamford, Connecticut 06902
(203) 504-1020

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Joseph A. Coco, Esq.
Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036
(212) 735-3000

Approximate date of commencement of proposed sale to the public:    From time to time after the effective date of this Registration Statement as determined by the Registrant.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with Commission pursuant to Rule 462(e) under the Securities Act, check the following box.

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.

CALCULATION OF REGISTRATION FEE

Title of Each Class Of Securities to be Registered	Amount to be Registered		Proposed Maximum Offering Price per Unit		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Common Shares, par value $.01 per share	(1	)(2)	(1	)(2)	(1	)(2)	(3)
(1)	Not applicable pursuant to Form S-3 General Instruction II(E).
(2)	An indeterminate aggregate initial offering price or number of common shares of Aircastle Limited is being registered as may from time to time be issued at indeterminate prices.
(3)	In accordance with Rules 456(b) and 457(r), the registrant is deferring payment of all of the registration fee.

PROSPECTUS

AIRCASTLE LIMITED

COMMON SHARES

We may offer and sell common shares from time to time, in one or more offerings, in amounts, at prices and on terms determined at the time of any such offering.

Each time common shares are offered pursuant to this prospectus, we will file a prospectus supplement and may provide other offering materials that provide specific terms of the common shares offered in that offering. The terms of the common shares to be offered will include the initial offering price, if any, aggregate amount of the offering, listing on any securities exchange or quotation system and the agents, dealers or underwriters, if any, to be used in connection with the sale of the common shares. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement. A prospectus supplement may also add, change or update information contained in this prospectus. You should carefully read this prospectus and any prospectus supplement or other offering materials, together with additional information described under the heading ‘‘Where You Can Find More Information,’’ before you invest in our common shares.

Investing in our common shares involves risks. You should read the section entitled ‘‘Risk Factors’’ beginning on page 1 before buying our common shares. This information may also be included in any supplement or may be incorporated by reference into this prospectus.

Our common shares are listed on the New York Stock Exchange under the trading symbol ‘‘AYR.’’ The last reported sale price of our common shares on September 25, 2007 was $35.99 per share.

None of the Securities and Exchange Commission, any state securities commission, the Minister of Finance and the Registrar of Companies in Bermuda or the Bermuda Monetary Authority have approved or disapproved of these common shares or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 26, 2007.

Consent under the Exchange Control Act 1972 (and its related regulations) has been obtained from the Bermuda Monetary Authority for the issue and transfer of the common shares to and between persons resident and non-resident of Bermuda for exchange control purposes provided our shares remain listed on an appointed stock exchange, which includes the New York Stock Exchange, or NYSE. This prospectus will be filed with the Registrar of Companies in Bermuda in accordance with Bermuda law. In granting such consent and in accepting this prospectus for filing, neither the Bermuda Monetary Authority nor the Registrar of Companies in Bermuda accepts any responsibility for our financial soundness or the correctness of any of the statements made or opinions expressed in this prospectus.

About This Prospectus

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, using a ‘‘shelf’’ registration process, which allows us to offer and sell, from time to time, our common shares in one or more offerings. This prospectus provides you with a general description of our common shares. Each time we offer to sell common shares, we will provide a prospectus supplement and may provide other offering materials containing specific information about the terms of that offering. The prospectus supplement may also add, change or update information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement. In addition, as we describe in the section entitled ‘‘Where You Can Find More Information,’’ we have filed and plan to continue to file other documents with the SEC that contain information about us and the business conducted by us. Before you decide to invest in our common shares, you should read carefully this prospectus, any accompanying prospectus supplement and the information that we file with the SEC.

In this prospectus, unless the context suggests otherwise, references to ‘‘Aircastle,’’ the ‘‘Company,’’ ‘‘we,’’ ‘‘us,’’ and ‘‘our’’ refer to Aircastle Limited and its subsidiaries. References in this prospectus to ‘‘Fortress’’ refer to Fortress Investment Group LLC and certain of its affiliates, and references to the ‘‘Fortress funds’’ refer to certain shareholders of Aircastle which are managed by an affiliate of Fortress. Throughout this prospectus, when we refer to our aircraft, we include aircraft that we have transferred into grantor trusts or similar entities for purposes of financing such assets through securitization.

You should assume that the information in this prospectus is accurate only as of the date of the prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

Aircastle Limited

Aircastle Limited is a global company that acquires and leases high-utility commercial jet aircraft to passenger and cargo airlines throughout the world. High-utility aircraft are generally modern, operationally efficient jets with a large operator base and long useful lives. As of June 30, 2007, our aircraft portfolio consisted of 100 aircraft with 45 lessees located in 28 countries and managed through our offices in the United States, Ireland and Singapore. Typically, our aircraft are subject to net operating leases whereby the lessee is generally responsible for maintaining the aircraft and paying operational and insurance costs although, in a majority of cases, we are obligated to pay a portion of specified maintenance or modification costs. We also make investments in other aviation assets, including debt investments secured by commercial jet aircraft.

Our principal executive offices are located at c/o Aircastle Advisor LLC, 300 First Stamford Place, 5th Floor, Stamford, CT 06902. Our telephone number is (203) 504-1020. Our website address is www.aircastle.com. Information on our website does not constitute part of this prospectus.

Risk Factors

Before you invest in our common shares, in addition to the other information, documents or reports incorporated by reference in this prospectus and in any prospectus supplement or other offering materials, you should carefully consider the risk factors set forth in the section entitled ‘‘Risk Factors’’ in any prospectus supplement as well as in our most recent Annual Report on Form 10-K, and in our quarterly reports on Form 10-Q filed subsequent to such Annual Report on

Form 10-K, which are incorporated by reference into this prospectus and any prospectus supplement in their entirety, as the same may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future. Each of the risks described in these sections and documents could materially and adversely affect our business, financial condition, results of operations and prospects, and could result in a partial or complete loss of your investment.

Where You Can Find More Information

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings can be read and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available over the Internet at the SEC’s website at http://www.sec.gov. Our common shares are listed and traded on the New York Stock Exchange, or NYSE, under the trading symbol ‘‘AYR.’’ Our reports, proxy statements and other information can also be read at the offices of the NYSE, 20 Broad Street, New York, New York 10005. General information about us, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as any amendments and exhibits to those reports, are available free of charge through our website at www.aircastle.com as soon as reasonably practicable after we file them with, or furnish them to, the SEC. Information on our website is not incorporated into this prospectus or our other securities filings and is not a part of these filings.

We have filed a registration statement on Form S-3 under the Securities Act with the SEC to register the common shares offered by this prospectus. This prospectus does not contain all the information contained in the registration statement because certain parts of the registration statement are omitted in accordance with the rules and regulations of the SEC. The registration statement and the documents filed as exhibits to the registration statement are available for inspection and copying as described above.

The SEC allows ‘‘incorporation by reference’’ into this prospectus of information that we file with the SEC. This permits us to disclose important information to you by referencing these filed documents. Any information referenced this way is considered to be a part of this prospectus and any information filed by us with the SEC subsequent to the date of this prospectus will automatically be deemed to update and supersede this information.

We incorporate by reference the following documents which we have already filed with the SEC (other than any portion of such filings that are furnished under applicable SEC rules rather than filed)

•	Annual Report on Form 10-K for the year ended December 31, 2006, filed on March 22, 2007;

•	Quarterly Reports on Form 10-Q for the quarterly periods ended June 30, 2007 and March 31, 2007, filed on August 14, 2007 and May 15, 2007, respectively;

•	Definitive Proxy Statement on Schedule 14A filed on April 18, 2007;

•	Current Reports on Form 8-K filed on September 26, 2007, September 21, 2007, September 18, 2007, September 14, 2007, August 21, 2007, August 2, 2007, June 22, 2007, June 18, 2007, June 15, 2007, June 12, 2007, June 6, 2007, May 9, 2007, April 16, 2007, April 11, 2007, March 21, 2007, March 16, 2007 (but not including the Current Report on Form 8-K furnished by the company under applicable SEC rules rather than filed on such date), March 8, 2007, February 13, 2007, February 8, 2007, January 30, 2007, January 26, 2007 (but not including Item 2.02 and Exhibit 99.1 of such filing which were furnished under applicable SEC rules rather than filed), January 25, 2007 (each of the two filings made on such date) and January 9, 2007; and

•	The description of our common shares contained in our Form 8-A filed on July 25, 2006.

All documents and reports that we file with the SEC (other than any portion of such filings that are furnished under applicable SEC rules rather than filed) pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, from the date of this prospectus until the termination of the offering of all common shares under this prospectus, shall be deemed to be incorporated in this prospectus by reference.

We will provide without charge, upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part. Requests should be directed to Aircastle Limited, c/o Aircastle Advisor LLC, 300 First Stamford Place, 5th Floor, Stamford, CT 06902, (203) 504-1020.

You should rely only on the information contained in, or incorporated by reference into, this prospectus. We have not authorized anyone to provide you with different or additional information We are not offering to sell or soliciting any offer to buy any securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this prospectus or in any document incorporated by reference is accurate as of any date other than the date on the front cover of the applicable document.

Special Note Regarding Forward-Looking Statements

This prospectus may contain forward-looking statements which reflect our current views with respect to, among other things, future events and financial performance. You can identify these forward-looking statements by the use of forward-looking words such as ‘‘outlook,’’ ‘‘believes,’’ ‘‘expects,’’ ‘‘potential,’’ ‘‘continues,’’ ‘‘may,’’ ‘‘will,’’ ‘‘should,’’ ‘‘seeks,’’ ‘‘approximately,’’ ‘‘predicts,’’ ‘‘intends,’’ ‘‘plans,’’ ‘‘estimates,’’ ‘‘anticipates’’ or the negative version of those words or other comparable words. Any forward-looking statements contained in this prospectus are based upon the historical performance of us and our subsidiaries and on our current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by us, Fortress, any Fortress fund, the underwriters or any other person that the future plans, estimates or expectations contemplated by us will be achieved. Such forward-looking statements are subject to various risks and uncertainties. Accordingly, there are or will be important factors that could cause our actual results to differ materially from those indicated in these statements. We believe that these factors include, but are not limited to, a decrease in the overall demand for commercial aircraft and aircraft leasing, the economic condition of the global airline industry and the ability of our lessees and potential lessees to make operating lease payments to us, acquisition risks, competitive pressures within the industry, the ability to obtain financing on satisfactory terms, risks related to the geographic markets in which we and our lessees operate and other factors described in the section entitled ‘‘Risk Factors’’ beginning on page 1 of this prospectus. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this prospectus. We do not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.

If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, our actual results may vary materially from what we may have projected. Any forward-looking statements you read in this prospectus reflect our current views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, financial results, financial condition, business prospects, growth strategy and liquidity. You should specifically consider the factors identified in this prospectus that could cause actual results to differ before making an investment decision to purchase our common shares.

Use Of Proceeds

Unless otherwise set forth in a prospectus supplement, we intend to use the net proceeds of any offering of our common shares for working capital and other general corporate purposes, which may include the repayment or refinancing of outstanding indebtedness and the financing of future acquisitions. We will have significant discretion in the use of any net proceeds. The net proceeds may be invested temporarily in interest-bearing accounts and short-term interest-bearing securities until they are used for their stated purpose. We may provide additional information on the use of the net proceeds from the sale of our common shares in an applicable prospectus supplement or other offering materials relating to the offered shares.

DESCRIPTION OF SHARE CAPITAL

The following description of our share capital summarizes material provisions of our memorandum of association and our bye-laws, copies of which have been filed as exhibits to the registration statement of which this prospectus forms a part. Prospective investors are urged to read these exhibits for a complete understanding of our memorandum of association and bye-laws.

Share Capital

As of the date of this prospectus, our authorized share capital consists of 250,000,000 common shares, par value U.S. $0.01 each, of which, as of September 25, 2007, 67,433,451 were issued and outstanding, and 50,000,000 preference shares, par value U.S. $0.01, of which none are currently issued and outstanding. All of our currently issued and outstanding common shares are fully paid. Our bye-laws permit us to issue shares that are not fully paid, subject to the right of our board of directors to make calls for unpaid amounts. Pursuant to our bye-laws, subject to any resolution of the shareholders to the contrary, our board of directors is authorized to issue any of our authorized but unissued shares. There are no limitations on the right of non-Bermudians or non-residents of Bermuda to hold or vote our shares.

Common Shares

Holders of common shares have no pre-emptive, redemption, conversion or sinking fund rights. Holders of common shares are entitled to one vote per share on all matters submitted to a vote of holders of common shares. Unless a different majority is required by law or by our bye-laws, resolutions to be approved by holders of common shares require approval by a simple majority of votes cast at a meeting at which a quorum is present. Our bye-laws provide that persons standing for election as directors at a duly constituted and quorate annual general meeting are elected by our shareholders by a plurality of the votes cast on the resolution. There is no cumulative voting in the election of our directors. In the event of our liquidation, dissolution or winding up, the holders of common shares are entitled to share equally and ratably in our assets, if any, remaining after the payment of all of our debts and liabilities, subject to any liquidation preference on any issued and outstanding preference shares. Our common shares are listed on the New York Stock Exchange under the symbol ‘‘AYR.’’

Preference Shares

Pursuant to Bermuda law and our bye-laws, our board of directors by resolution may establish one or more series of preference shares having such number of shares, designations, dividend rates, relative voting rights, conversion or exchange rights, redemption rights, liquidation rights and other relative participation, optional or other powers, preferences and rights, qualifications, limitations or restrictions as may be fixed by the board without any further shareholder approval. The rights with respect to a series of preference shares may be greater than the rights attached to our common shares. It is not possible to state the actual effect of the issuance of any preference shares on the rights of holders of our common shares until our board of directors determines the specific rights attached to that preference share. The effect of issuing preference shares could include one or more of the following:

•	restricting dividends in respect of our common shares;

•	diluting the voting power of our common shares or providing that holders of preference shares have the right to vote on matters as a class;

•	impairing the liquidation rights of our common shares; or

•	delaying or preventing a change of control of Aircastle.

Dividend Rights

Under Bermuda law, a company’s board of directors may declare and pay dividends from time to time unless there are reasonable grounds for believing that the company is, or would after the payment be, unable to pay its liabilities as they become due or that the realizable value of its assets would thereby be less than the aggregate of its liabilities and issued share capital and share premium accounts. Under our bye-laws, each common share is entitled to dividends if, as and when dividends are declared by our board of directors, subject to any preferred dividend right of the holders of any preference shares. There are no restrictions on our ability to transfer funds (other than funds denominated in Bermuda dollars) in and out of Bermuda or to pay dividends to U.S. residents who are holders of our common shares.

Variation of Rights

If at any time we have more than one class of shares, the rights attaching to any class, unless otherwise provided for by the terms of issue of the relevant class, may be varied either: (i) with the consent in writing of the holders of 50% of the issued shares of that class; or (ii) with the sanction of a resolution passed by a majority of the votes cast at a general meeting of the relevant class of shareholders at which a quorum consisting of at least two persons holding or representing two-thirds of the issued shares of the relevant class is present. Our bye-laws specify that the creation or issue of shares ranking equally with existing shares will not, unless expressly provided by the terms of issue of existing shares, vary the rights attached to existing shares. In addition, the creation or issue of preference shares ranking prior to common shares will not be deemed to vary the rights attached to common shares or, subject to the terms of any other series of preference shares, to vary the rights attached to any other series of preference shares.

Election and Removal of Directors

Our bye-laws provide that our board shall consist of not less than three and not more than eight directors as the board may from time to time determine. Our board of directors currently consists of seven directors. Our board is divided into three classes that are, as nearly as possible, of equal size. Each class of directors is elected for a three-year term of office, but the terms are staggered so that the term of only one class of directors expires at each annual general meeting. The current terms of the Class I, Class II and Class III directors will expire in 2008, 2009, and 2010, respectively.

Any shareholder wishing to propose for election as a director someone who is not an existing director or is not proposed by our board must give notice of the intention to propose the person for election. Where a person is to be proposed for election as a director at an annual general meeting by a shareholder, that notice must be given not less than 90 days nor more than 120 days before the anniversary of the last annual general meeting prior to the giving of the notice or, in the event the annual general meeting is called for a date that is not 25 days before or after such anniversary, the notice must be given not later than ten days following the earlier of the date on which notice of the annual general meeting was posted to shareholders or the date on which public disclosure of the date of the annual general meeting was made. Where a director is to be elected at a special general meeting, that notice must be given not later than 10 days following the earlier of the date on which notice of the special general meeting was mailed to shareholders or the date on which public disclosure of the date of the special general meeting was made.

A director may be removed with or without cause by a resolution of our shareholders, including the affirmative votes of at least 80.0% of all votes attaching to all shares in issue entitling the holder to vote on such resolution, provided that notice of the shareholders meeting convened to remove the director is given to the director. The notice must contain a statement of the intention to remove the director and must be served on the director not less than 14 days before the meeting. The director is entitled to attend the meeting and be heard on the motion for his removal.

Corporate Opportunity

Our bye-laws provide that the Fortress funds, and their respective subsidiaries and affiliates (collectively, the ‘‘Significant Shareholders’’) have the right to, and have no duty to abstain from, exercising such right to, engage or invest in the same or similar business as us, do business with any of our clients, customers or vendors or employ or otherwise engage any of our officers, directors or employees. If the Significant Shareholders or any of their officers, directors or employees acquire knowledge of a potential transaction that could be a corporate opportunity, they have no duty to offer such corporate opportunity to us, our shareholders or affiliates.

Our bye-laws also provide that, in the event that any of our directors and officers who is also a director, officer or employee of any of our Significant Shareholders acquires knowledge of a corporate opportunity or is offered a corporate opportunity, provided that this knowledge was not acquired solely in such person’s capacity as our director or officer and such person acted in good faith, then such person is not liable to us if any of the Significant Shareholders pursues or acquires such corporate opportunity or if such person did not present the corporate opportunity to us.

Acquisition of Common Shares by Aircastle and Option to Require Sale of Shares

Our bye-laws provide that we have the option, but not the obligation, to require a shareholder that is not a U.S. citizen or a qualified resident of the U.S. or of the other contracting state of the applicable tax treaty with the U.S. (as determined for purposes of the relevant provision of the limitation on benefits article of such treaty) owning more than 5% of our issued and outstanding common shares to sell its common shares for their fair market value to us, to other shareholders or to third parties if we determine that failure to exercise our option would result in adverse tax consequences to us or any of our subsidiaries. Our right to require a shareholder to sell its shares will be limited to the purchase of a number of shares that our directors, in the reasonable exercise of their discretion, determine is necessary to permit avoidance of those adverse tax consequences.

Shareholders Agreement

Upon the completion of our initial public offering, we entered into an Amended and Restated Shareholders Agreement, or the Shareholders Agreement, with Fortress Investment Fund III LP, Fortress Investment Fund III (Fund B) LP, Fortress Investment Fund III (Fund C) LP, Fortress Investment Fund III (Fund D) L.P., Fortress Investment Fund III (Fund E) LP, Fortress Investment Fund III (Coinvestment Fund A) LP, Fortress Investment Fund III (Coinvestment Fund B) LP, Fortress Investment Fund III (Coinvestment Fund C) LP, Fortress Investment Fund III (Coinvestment Fund D) L.P., Drawbridge Special Opportunities Fund LP, Drawbridge Special Opportunities Fund Ltd. and Drawbridge Global Macro Master Fund Ltd., which we refer to, collectively, as the Initial Shareholders.

As discussed further below, the Shareholders Agreement provides certain rights to the Initial Shareholders with respect to the designation of directors for election to our board of directors as well as registration rights for certain of our securities owned by them.

The Shareholders Agreement provides that the Initial Shareholders and their respective affiliates and permitted transferees will vote or cause to be voted all of our voting shares beneficially owned by each and to take all other reasonably necessary action so that no amendment is made to Aircastle’s memorandum of association or bye-laws in effect as of the date of the Shareholders Agreement that would add restrictions to the transferability of our shares by an Initial Shareholder or its permitted transferee which are beyond those provided for in our memorandum of association, bye-laws, the Shareholders Agreement or applicable securities laws, or that nullify the rights set out in the Shareholders Agreement of any Initial Shareholder or their permitted transferee unless such amendment is approved by such shareholder.

Designation and Election of Directors

The Shareholders Agreement requires that the Initial Shareholders and their respective affiliates and permitted transferees vote or cause to be voted all of our voting shares beneficially owned by each and to take all other reasonably necessary action so as to elect to our Board so long as the Initial Shareholders beneficially own (i) more than 50% of the voting power of Aircastle, four directors (or, if the Board consists of eight directors, five directors) designated by FIG Advisors LLC, an affiliate of Fortress, which we refer to as FIG Advisors, or such other party designated by Fortress; (ii) between 25% and 50% of the voting power of Aircastle, three directors designated by FIG Advisors; (iii) between 10% and 25% of the voting power of Aircastle, two directors designated by FIG Advisors; and (iv) between 5% and 10% of the voting power of Aircastle, one director designated by FIG Advisors. The Initial Shareholders also agree to vote their shares or otherwise take all necessary action to cause (i) the removal, with or without cause, of any director previously nominated by FIG Advisors upon notice from FIG Advisors of its desire to remove such a director and (ii) in the event a designee of FIG Advisors ceases to serve as a director during his term in office, the filling of such vacancy with an individual designated by FIG Advisors.

In accordance with the Shareholders Agreement, FIG Advisors designated Wesley R. Edens, Joseph P. Adams, Jr., Peter V. Ueberroth and John Z. Kukral for election to our Board.

Under the terms of the Shareholders Agreement, if at any time the number of our directors entitled to be designated by FIG Advisors under the Shareholders Agreement decreases, within ten days thereafter, FIG Advisors has agreed to cause the appropriate number of directors to resign and any such vacancy will be filled by a majority vote of our Board.

Registration Rights

Demand Rights.    We have granted to the Initial Shareholders, for so long as such shareholders collectively and beneficially own an amount of our common shares (whether owned at the time the parties entered into the Shareholders Agreement or subsequently acquired) at least equal to 5% or more of our common shares issued and outstanding immediately after the consummation of our initial public offering (a ‘‘Registrable Amount’’), ‘‘demand’’ registration rights that allow them at any time after six months following the consummation of such offering to request that we register under the Securities Act an amount equal to or greater than 5% of our common shares that they own. Each of the Initial Shareholders is entitled to an aggregate of two demand registrations, which can be a shelf registration. We are also not required to effect any demand registration within six months of a ‘‘firm commitment’’ underwritten offering to which the requestor held ‘‘piggyback’’ rights and which included at least 50% of the securities requested by the requestor to be included. We are not obligated to grant a request for a demand registration within four months of any other demand registration, and may refuse a request for demand registration if in our reasonable judgment, it is not feasible for us to proceed with the registration because of the unavailability of audited financial statements.

Piggyback Rights.    For so long as they beneficially own an amount of our common shares at least equal to 1% of our common shares issued and outstanding immediately after the consummation of our initial public offering, the Initial Shareholders also have ‘‘piggyback’’ registration rights that allow them to include the common shares that they own in any public offering of equity securities initiated by us (other than those public offerings pursuant to registration statements on Forms S-4 or S-8) or by any of our other shareholders that have registration rights. The ‘‘piggyback’’ registration rights of these shareholders are subject to proportional cutbacks based on the manner of the offering and the identity of the party initiating such offering.

Shelf Registration.    We have granted each of the Initial Shareholders or any of their respective transferees, for so long as they beneficially own a Registrable Amount, the right to request a shelf registration on Form S-3 providing for offerings of our common shares to be made on a continuous basis until all shares covered by such registration have been sold, subject to our right to suspend the use of the shelf registration prospectuses for a reasonable period of time (not exceeding 60 days in succession or 90 days in the aggregate in any 12 month period) if we determine that certain disclosures required by the shelf registration statements would be detrimental to us or our shareholders. In addition, the Initial Shareholders may elect to participate in such shelf registrations within ten days after notice of the registration is given.

Indemnification; Expenses.    We have agreed to indemnify each of the Initial Shareholders against any losses or damages resulting from any untrue statement or omission of material fact in any registration statement or prospectus pursuant to which they sell our common shares, unless such liability arose from such shareholder’s misstatement or omission, and each such shareholder has agreed to indemnify us against all losses caused by its misstatements or omissions. We will pay all expenses incidental to our performance under the Shareholders Agreement, and the Initial Shareholders will pay their respective portions of all underwriting discounts, commissions and transfer taxes relating to the sale of their common shares under the Shareholders Agreement.

Anti-Takeover Provisions

The following is a summary of certain provisions of our bye-laws that may be deemed to have an anti-takeover effect and may delay, deter or prevent a tender offer or takeover attempt that a shareholder might consider to be in its best interest, including those attempts that might result in a premium over the market price for the shares held by shareholders.

The authorized but unissued common shares and our preference shares will be available for future issuance by the board of directors, subject to any resolutions of the shareholders. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued common shares and preference shares could render more difficult or discourage an attempt to obtain control over us by means of a proxy contest, tender offer, amalgamation or otherwise.

Certain provisions of our bye-laws may make a change in control of Aircastle more difficult to effect. Our bye-laws provide for a staggered board of directors consisting of three classes of directors. Each class of directors are chosen for three-year terms upon the expiration of their current terms and each year one class of our directors is elected for a three-year term of office by our shareholders. The terms of the directors in the first, second and third classes will expire in 2008, 2009 and 2010, respectively. We believe that classification of our board of directors will help to assure the continuity and stability of our business strategies and policies as determined by our board of directors. The classified board could have the effect of making the replacement of incumbent directors more time consuming and difficult. At least two annual meetings of shareholders, instead of one, will generally be required to effect a change in a majority of our board of directors. Thus, the classified board could increase the likelihood that incumbent directors will retain their positions. The staggered terms of directors may delay, defer or prevent a tender offer or an attempt to change control of us, even though a tender offer or change in control might be in the best interest of our shareholders. Our bye-laws provide that persons standing for election as directors at a duly constituted and quorate annual general meeting are elected by our shareholders by a plurality of the votes cast on the resolution. In addition, our bye-laws provide that directors may be removed with or without cause by a resolution of our shareholders, including the affirmative votes of at least 80.0% of all votes attaching to all shares in issue entitling the holder to vote on such resolution. Our bye-laws also give us the option, but not the obligation, to require a shareholder that is not a U.S. citizen or a qualified resident of the U.S. or of the other contracting state of the applicable tax treaty with the U.S. (as determined for purposes of the relevant provision of the limitation on benefits article of such treaty) owning more than 5% of our issued and outstanding common shares to sell the shareholder’s common shares to us, to another shareholder or to third parties at fair market value if we determine that failure to exercise such option would result in adverse tax consequences to us or any of our subsidiaries.

Pursuant to our bye-laws, our preference shares may be issued from time to time, and the board of directors is authorized to determine the rights, preferences, powers, qualifications, limitations and restrictions. See ‘‘— Preference Shares.’’

Certain Provisions of Bermuda Law

We have been designated by the Bermuda Monetary Authority as a non-resident for Bermuda exchange control purposes. This designation allows us to engage in transactions in currencies other than the Bermuda dollar, and there are no restrictions on our ability to transfer funds (other than funds denominated in Bermuda dollars) in and out of Bermuda or to pay dividends to United States residents who are holders of our common shares.

This prospectus will be filed with the Registrar of Companies in Bermuda pursuant to Part III of the Companies Act 1981 of Bermuda. In accepting this prospectus for filing, the Registrar of Companies in Bermuda shall not be liable for the financial soundness, performance or default of our business or for the correctness of any opinions or statements expressed in this prospectus.

In accordance with Bermuda law, share certificates are only issued in the names of companies, partnerships or individuals. In the case of a shareholder acting in a special capacity (for example as a trustee), certificates may, at the request of the shareholder, record the capacity in which the shareholder is acting. Notwithstanding such recording of any special capacity, we are not bound to investigate or see to the execution of any such trust. We will take no notice of any trust applicable to any of our shares, whether or not we have been notified of such trust.

Differences in Corporate Law

You should be aware that the Companies Act 1981 of Bermuda (the ‘‘Companies Act’’), which applies to us, differs in certain material respects from laws generally applicable to Delaware corporations and their shareholders. In order to highlight these differences, set forth below is a summary of material provisions of the Companies Act (including modifications adopted pursuant to our bye-laws) and Bermuda common law applicable to us which differ in certain respects from provisions of the General Corporation Law of the State of Delaware.

Duties of Directors.    The Companies Act authorizes the directors of a company, subject to its bye-laws, to exercise all powers of the company except those that are required by the Companies

Act or the company’s bye-laws to be exercised by the shareholders of the company. Our bye-laws provide that our business is to be managed and conducted by our board of directors. At common law, members of a board of directors owe a fiduciary duty to the company to act in good faith in their dealings with or on behalf of the company and exercise their powers and fulfill the duties of their office honestly. This duty includes the following essential elements:

•	a duty to act in good faith in the best interests of the company;

•	a duty not to make a personal profit from opportunities that arise from the office of director;

•	a duty to avoid conflicts of interest; and

•	a duty to exercise powers for the purpose for which such powers were intended.

The Companies Act imposes a duty on directors and officers of a Bermuda company:

•	to act honestly and in good faith with a view to the best interests of the company; and

•	to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

In addition, the Companies Act imposes various duties on directors and officers of a company with respect to certain matters of management and administration of the company.

Directors and officers generally owe fiduciary duties to the company, and not to the company’s individual shareholders. Our shareholders may not have a direct cause of action against our directors.

Under Delaware law, the business and affairs of a corporation are managed by or under the direction of its board of directors. In exercising their powers, directors are charged with a fiduciary duty of care to protect the interests of the corporation and a fiduciary duty of loyalty to act in the best interests of its shareholders. The duty of care requires that directors act in an informed and deliberative manner and inform themselves, prior to making a business decision, of all material information reasonably available to them. The duty of care also requires that directors exercise care in overseeing and investigating the conduct of corporate employees. The duty of loyalty may be summarized as the duty to act in good faith, not out of self-interest, and in a manner which the director reasonably believes to be in the best interests of the shareholders.

Delaware law provides that a party challenging the propriety of a decision of a board of directors bears the burden of rebutting the applicability of the presumptions afforded to directors by the ‘‘business judgment rule.’’ The business judgment rule is a presumption that in making a business decision, directors acted on an informed basis and that the action taken was in the best interests of the Company and its shareholders, and accordingly, unless the presumption is rebutted, a board’s decision will be upheld unless there can be no rational business purpose for the action or the action constitutes corporate waste. If the presumption is not rebutted, the business judgment rule attaches to protect the directors and their decisions, and their business judgments will not be second guessed. Where, however, the presumption is rebutted, the directors bear the burden of demonstrating the entire fairness of the relevant transaction. Notwithstanding the foregoing, Delaware courts may subject directors’ conduct to enhanced scrutiny in respect of defensive actions taken in response to a threat to corporate control or the approval of a transaction resulting in a sale of control of the corporation.

Interested Directors.    Bermuda law and our bye-laws provide that if a director has an interest in a material transaction or proposed material transaction with us or any of our subsidiaries or has a material interest in any person that is a party to such a transaction, the director must disclose the nature of that interest at the first opportunity either at a meeting of directors or in writing to the directors. Our bye-laws provide that, after a director has made such a declaration of interest, he is allowed to be counted for purposes of determining whether a quorum is present and to vote on a transaction in which he has an interest, unless disqualified from doing so by the chairman of the relevant board meeting. Under Delaware law, such transaction would not be voidable if (i) the material facts as to such interested director’s relationship or interests are disclosed or are known to the board of directors and the board in good faith authorizes the transaction by the affirmative vote of a majority of the disinterested directors, (ii) such material facts are disclosed or are known to the shareholders entitled to vote on such transaction and the transaction is specifically approved in good faith by vote of the majority of shares entitled to vote thereon or (iii) the transaction is fair as to the Company as of the time it is authorized, approved or ratified. Under Delaware law, such interested director could be held liable for a transaction in which such director derived an improper personal benefit.

Voting Rights and Quorum Requirements.    Under Bermuda law, the voting rights of our shareholders are regulated by our bye-laws and, in certain circumstances, the Companies Act. Under our bye-laws, at any general meeting, two or more persons present in person at the start of the meeting and representing in person or by proxy more than 50% of all votes attaching to all shares in issue entitling the holder to vote at the meeting, shall constitute a quorum for the transaction of business. Generally, except as otherwise provided in the bye-laws, or the Companies Act, any action or resolution requiring approval of the shareholders may be passed by a simple majority of votes cast except for the election of directors which requires only a plurality of the votes cast.

Any individual who is a shareholder of the company and who is present at a meeting may vote in person, as may any corporate shareholder that is represented by a duly authorized representative at a meeting of shareholders. Our bye-laws also permit attendance at general meetings by proxy, provided the instrument appointing the proxy is in the form specified in the bye-laws or such other form as the board may determine. Under our bye-laws, each holder of common shares is entitled to one vote per common share held.

Under Delaware law, unless otherwise provided in the company’s certificate of incorporation, each stockholder is entitled to one vote for each share of stock held by the stockholder. Delaware law provides that unless otherwise provided in a company’s certificate of incorporation or bylaws, a majority of the shares entitled to vote, present in person or represented by proxy, constitutes a quorum at a meeting of stockholders. In matters other than the election of directors, with the exception of special voting requirements related to extraordinary transactions, and unless otherwise provided in a company’s certificate of incorporation or bylaws, the affirmative vote of a majority of shares present in person or represented by proxy at the meeting entitled to vote is required for stockholder action, and the affirmative vote of a plurality of shares is required for the election of directors.

Dividends.    Under Bermuda law, a company may not declare or pay dividends if there are reasonable grounds for believing that: (i) the company is, or would after the payment be, unable to pay its liabilities as they become due; or (ii) that the realizable value of its assets would thereby be less than the aggregate of its liabilities, its issued share capital (par value) and its share premium accounts (share premium being the amount of consideration paid for the subscription of shares in excess of the par value of those shares). As a result, in future years, if the realizable value of a company’s assets decreases, its ability to make or maintain dividend payments may depend upon its shareholders’ approval of resolutions reducing the share premium account by transferring funds to the contributed surplus account. Under our bye-laws, each common share is entitled to dividends if, as and when dividends are declared by our board of directors, subject to any preferred dividend right of the holders of any preference shares. Issued share capital is the aggregate par value of the company’s issued shares, and share premium is the aggregate amount paid for issued shares over and above their par value. Share premium accounts may be reduced in certain limited circumstances.

Under Delaware law, subject to any restrictions contained in the company’s certificate of incorporation, a company may pay dividends out of surplus or, if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and for the preceding fiscal year. Delaware law also provides that dividends may not be paid out of net profits if, after the payment of the dividend, capital is less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets.

Amalgamations, Mergers and Similar Arrangements.    The amalgamation of a Bermuda company with another company or corporation (other than certain affiliated companies) requires the amalgamation agreement to be approved by the company’s board of directors and by its shareholders. Unless the company’s bye-laws provide otherwise, the approval of 75% of the shareholders voting at such meeting is required to approve the amalgamation agreement, and the quorum for such meeting must be two persons holding or representing more than one-third of the issued shares of the company. Our bye-laws provide that a merger or an amalgamation (other than with certain affiliated companies) that has been approved by the board must only be approved by a majority of the votes cast at a general meeting of the shareholders at which the quorum shall be two or more persons present in person at the start of the meeting and representing in person or by proxy more than 50% of all votes attaching to all shares in issue entitling the holder to vote at the meeting. Any merger or amalgamation not approved by our board must be approved by a shareholders resolution, including the affirmative vote of at least 66% of all votes attaching to all shares in issue entitling the holder to vote on such matter.

Under Bermuda law, in the event of an amalgamation of a Bermuda company with another company or corporation, a shareholder of the Bermuda company who did not vote in favor of the amalgamation and is not satisfied that fair value has been offered for such shareholder’s shares may, within one month of notice of the shareholders meeting, apply to the Supreme Court of Bermuda to appraise the fair value of those shares.

Under Delaware law, with certain exceptions, a merger, consolidation or sale of all or substantially all the assets of a corporation must be approved by the board of directors and a majority of the issued and outstanding shares entitled to vote thereon. Under Delaware law, a shareholder of a corporation participating in certain major corporate transactions may, under certain circumstances, be entitled to appraisal rights pursuant to which such shareholder may receive cash in the amount of the fair value of the shares held by such shareholder (as determined by a court) in lieu of the consideration such shareholder would otherwise receive in the transaction.

Takeovers.    An acquiring party is generally able to acquire compulsorily the common shares of minority holders in the following ways:

•	By a procedure under the Companies Act known as a ‘‘scheme of arrangement’’. A scheme of arrangement could be effected by obtaining the agreement of the company and of holders of common shares, representing in the aggregate a majority in number and at least 75% in value of the common shareholders present and voting at a court ordered meeting held to consider the scheme of arrangement. The scheme of arrangement must then be sanctioned by the Bermuda Supreme Court. If a scheme of arrangement receives all necessary agreements and sanctions, upon the filing of the court order with the Registrar of Companies in Bermuda, all holders of common shares could be compelled to sell their shares under the terms of the scheme or arrangement.

•	If the acquiring party is a company by acquiring pursuant to a tender offer 90% of the shares or class of shares not already owned by, or by a nominee for, the acquiring party (the offeror), or any of its subsidiaries. If an offeror has, within four months after the making of an offer for all the shares or class of shares not owned by, or by a nominee for, the offeror, or any of its subsidiaries, obtained the approval of the holders of 90% or more of all the shares to which the offer relates, the offeror may, at any time within two months beginning with the date on which the approval was obtained, require by notice any nontendering shareholder to transfer its shares on the same terms as the original offer. In those circumstances, nontendering shareholders will be compelled to sell their shares unless the Supreme Court of Bermuda (on application made within a one-month period from the date of the offeror’s notice of its intention to acquire such shares) orders otherwise.

•	Where the acquiring party or parties holds not less than 95% of the shares or a class of shares of a company, such holder(s) may, pursuant to a notice given to the remaining shareholders or class of shareholders, acquire the shares of such remaining shareholders or class of shareholders. When this notice is given, the acquiring party is entitled and bound to acquire the shares of the remaining shareholders on the terms set out in the notice, unless a remaining shareholder, within one month of receiving such notice, applies to the Supreme Court of Bermuda for an appraisal of the value of their shares. This provision only applies where the acquiring party offers the same terms to all holders of shares whose shares are being acquired.

Delaware law provides that a parent corporation, by resolution of its board of directors and without any shareholder vote, may merge with any subsidiary of which it owns at least 90% of each class of its capital stock. Upon any such merger, dissenting shareholders of the subsidiary would have appraisal rights.

Shareholders’ Suits.    Class actions and derivative actions are generally not available to shareholders under Bermuda law. The Bermuda courts, however, would ordinarily be expected to permit a shareholder to commence an action in the name of a company to remedy a wrong to the company where the act complained of is alleged to be beyond the corporate power of the company or illegal, or would result in the violation of the company’s memorandum of association or bye-laws. Furthermore, consideration would be given by a Bermuda court to acts that are alleged to constitute a fraud against the minority shareholders or, for instance, where an act requires the approval of a greater percentage of the company’s shareholders than that which actually approved it.

When the affairs of a company are being conducted in a manner which is oppressive or prejudicial to the interests of some part of the shareholders, one or more shareholders may apply to the Supreme Court of Bermuda, which may make such order as it sees fit, including an order regulating the conduct of the company’s affairs in the future or ordering the purchase of the shares of any shareholders by other shareholders or by the company.

Our bye-laws contain a provision by virtue of which our shareholders waive any claim or right of action that they have, both individually and on our behalf, against any director or officer in relation to any action or failure to take action by such director or officer, except in respect of any fraud or dishonesty of such director or officer. We have been advised by the Securities and Exchange Commission that in their opinion, the operation of this provision as a waiver of the right to sue for violations of federal securities laws would likely be unenforceable in U.S. courts.

Class actions and derivative actions generally are available to shareholders under Delaware law for, among other things, breach of fiduciary duty, corporate waste and actions not taken in accordance with applicable law. In such actions, the court generally has discretion to permit the winning party to recover attorneys’ fees incurred in connection with such action.

Indemnification of Directors and Officers.    Section 98 of the Companies Act provides generally that a Bermuda company may indemnify its directors and officers against any liability which by virtue of any rule of law would otherwise be imposed on them in respect of any negligence, default, breach of duty or breach of trust, except in cases where such liability arises from fraud or dishonesty of which such director or officer may be guilty in relation to the company. Section 98 provides that a Bermuda company may indemnify its directors and officers against any liability incurred by them in defending any proceedings, whether civil or criminal, in which judgment is awarded in their favor or in which they are acquitted or granted relief by the Supreme Court of Bermuda pursuant to section 281 of the Companies Act. Section 98 of the Companies Act further provides that a company may advance moneys to an officer for the costs, charges and expenses incurred by the officer in defending any civil or criminal proceedings against them, on condition that the officer shall repay the advance if any allegation of fraud or dishonesty is proved against them.

We have adopted provisions in our bye-laws that provide that we shall indemnify our officers and directors in respect of their actions and omissions, except in respect of their fraud or dishonesty. Our bye-laws provide that the shareholders waive all claims or rights of action that they might have, individually or in right of the company, against any of the company’s directors or officers for any act or failure to act in the performance of such director’s or officer’s duties, except in respect of any fraud or dishonesty of such director or officer. Section 98A of the Companies Act permits us to purchase and maintain insurance for the benefit of any officer or director in respect of any loss or liability attaching to him in respect of any negligence, default, breach of duty or breach of trust, whether or not we may otherwise indemnify such officer or director. We have purchased and maintain a directors’ and officers’ liability policy for such a purpose.

Under Delaware law, a corporation may indemnify a director or officer of the corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in defense of an action, suit or proceeding by reason of such position if (i) such director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and (ii) with respect to any criminal action or proceeding, such director or officer had no reasonable cause to believe his conduct was unlawful.

Inspection of Corporate Records.    Members of the general public have the right to inspect our public documents available at the office of the Registrar of Companies in Bermuda and our registered office in Bermuda, which will include our memorandum of association (including its objects and powers) and certain alterations to our memorandum of association. Our shareholders have the additional right to inspect our bye-laws, minutes of general meetings and audited financial statements, which must be presented to the annual general meeting of shareholders. The register of members of a company is also open to inspection by shareholders and by members of the general public without charge. The register of members is required to be open for inspection for not less than two hours in any business day (subject to the ability of a company to close the register of members for not more than 30 days in a year). A company is required to maintain its share register in Bermuda but may, subject to the provisions of the Companies Act, establish a branch register outside of Bermuda. A company is required to keep at its registered office a register of directors and officers that is open for inspection for not less than two hours in any business day by members of the public without charge. Bermuda law does not, however, provide a general right for shareholders to inspect or obtain copies of any other corporate records. Delaware law permits any shareholder to inspect or obtain copies of a corporation’s shareholder list and its other books and records for any purpose reasonably related to such person’s interest as a shareholder.

Shareholder Proposals.    Under Bermuda law, shareholder(s) may, as set forth below and at their own expense (unless the company otherwise resolves), require the company to: (i) give notice to all shareholders entitled to receive notice of the annual general meeting of any resolution that the shareholder(s) may properly move at the next annual general meeting; and/or (ii) circulate to all shareholders entitled to receive notice of any general meeting a statement in respect of any matter referred to in any proposed resolution or any business to be conducted at such general meeting. The number of shareholders necessary for such a requisition is either: (i) any number of shareholders representing not less than 5% of the total voting rights of all shareholders entitled to vote at the meeting to which the requisition relates; or (ii) not less than 100 shareholders. Delaware law does not include a provision restricting the manner in which nominations for directors may be made by shareholders or the manner in which business may be brought before a meeting although restrictions may be included in a Delaware company’s certificate of incorporation or bylaws.

Calling of Special Shareholders Meetings.    Under Aircastle’s bye-laws, a special general meeting may be called by the President, the chairman of the board or the board of directors. The board of directors must call a special general meeting upon the request of Fortress or any ‘‘significant shareholder’’ or ‘‘affiliate’’ of such shareholder (both as defined in the bye-laws) so long as the significant shareholder and its affiliates collectively hold shares carrying at least 10% of the votes attaching to all shares, at the time of such request. Bermuda law also provides that a special general meeting must be called upon the request of shareholders holding not less than 10% of the paid-up capital of the company carrying the right to vote at general meetings. Delaware law permits the board of directors or any person who is authorized under a corporation’s certificate of incorporation or bye-laws to call a special meeting of shareholders.

Amendment of Organizational Documents.    Bermuda law provides that the memorandum of association of a company may be amended by a resolution passed at a general meeting of shareholders of which due notice has been given. Certain amendments to the memorandum of association may require approval of the Bermuda Minister of Finance, who may grant or withhold approval at his or her discretion.

Under Bermuda law, the holders of an aggregate of not less than 20% in par value of a company’s issued share capital have the right to apply to the Bermuda courts for an annulment of any amendment of the memorandum of association adopted by shareholders at any general meeting, other than an amendment which alters or reduces a company’s share capital as provided in the Companies Act. Where such an application is made, the amendment becomes effective only to the extent that it is confirmed by the Bermuda court. An application for an annulment of an amendment of the memorandum of association must be made within 21 days after the date on which the resolution altering the company’s memorandum of association is passed and may be made on behalf of persons entitled to make the application by one or more of their designees as such holders may appoint in writing for such purpose. No application may be made by the shareholders voting in favor of the amendment.

Under Delaware law, amendment of the certificate of incorporation, which is the equivalent of a memorandum of association, of a company must be made by a resolution of the board of directors setting forth the amendment, declaring its advisability, and either calling a special meeting of the shareholders entitled to vote or directing that the proposed amendment be considered at the next annual meeting of the shareholders. Delaware law requires that, unless a different percentage is provided for in the certificate of incorporation, a majority of the voting power of the corporation is required to approve the amendment of the certificate of incorporation at the shareholders meeting. If the amendment would alter the number of authorized shares or par value or otherwise adversely affect the rights or preference of any class of a company’s stock, the holders of the issued and outstanding shares of such affected class, regardless of whether such holders are entitled to vote by the certificate of incorporation, are entitled to vote as a class upon the proposed amendment. However, the number of authorized shares of any class may be increased or decreased, to the extent not falling below the number of shares then issued and outstanding, by the affirmative vote of the holders of a majority of the stock entitled to vote, if so provided in the company’s certificate of incorporation that was authorized by the affirmative vote of the holders of a majority of such class or classes of stock.

Amendment of Bye-laws.    Except as provided below, Aircastle’s bye-laws provide that the bye-laws may only be rescinded, altered or amended upon approval by a resolution of Aircastle’s board of directors and by a resolution of our shareholders.

Those bye-laws regarding the election of directors, classes of directors, the term of office of directors and amalgamations may only be rescinded, altered or amended upon approval by a resolution of the directors and by a resolution of our shareholders, including the affirmative votes of at least 66.0% of the votes attaching to all shares in issue entitling the holder to vote on such resolution.

Those bye-laws dealing with the removal of directors and corporate opportunity may only be rescinded, altered or amended upon approval by a resolution of the directors and by a resolution of our shareholders, including the affirmative votes of at least 80.0% of the votes attaching to all shares in issue entitling the holder to vote on such resolution.

Under Delaware law, unless the certificate of incorporation or bylaws provide for a different vote, holders of a majority of the voting power of a corporation and, if so provided in the certificate of incorporation, the directors of the corporation have the power to adopt, amend and repeal the bylaws of a corporation. Those bye-laws dealing with the election of directors, classes of directors and the term of office of directors may only be rescinded, altered or amended upon approval by a resolution of the directors and by a resolution of shareholders carrying not less than 66% of all shares entitled to vote on the resolution.

Registrar and Transfer Agent

A register of holders of the common shares is maintained by Codan Services Limited in Bermuda, and a branch register is maintained in the United States by American Stock Transfer & Trust Company, who serves as branch registrar and transfer agent. The telephone number of Codan Services Limited is +1 (441) 295-5950 and of American Stock Transfer & Trust Company is +1 (212) 936-5100.

PLAN OF DISTRIBUTION

We may sell our common shares offered by this prospectus:

•	through agents;

•	to or through underwriters;

•	through dealers;

•	directly by us to other purchasers; or

•	through a combination of any such methods of sale.

Any underwriters or agents will be identified and their discounts, commissions and other items constituting underwriters’ compensation will be described in the applicable prospectus supplement.

We (directly or through agents) may sell, and the underwriters may resell, the common shares in one or more transactions, including negotiated transactions, at a fixed public offering price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices.

In connection with the sale of common shares, the underwriters or agents may receive compensation from us or from purchasers of the common shares for whom they may act as agents. The underwriters may sell common shares to or through dealers, who may also receive compensation from purchasers of the common shares for whom they may act as agents. Compensation may be in the form of discounts, concessions or commissions. Underwriters, dealers and agents that participate in the distribution of the common shares may be underwriters as defined in the Securities Act of 1933, and any discounts or commissions received by them from us and any profit on the resale of the common shares by them may be treated as underwriting discounts and commissions under the Securities Act of 1933. We may indemnify the underwriters and agents against certain civil liabilities, including liabilities under the Securities Act, or contribute to payments they may be required to make in respect of such liabilities.

To facilitate the offering of our common shares, certain persons participating in the offering may engage in transactions that stabilize, maintain, or otherwise affect the price of our common shares. This may include over-allotments or short sales of our common shares, which involve the sale by persons participating in the offering of more of our common shares than we sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option, if any. In addition, these persons may stabilize or maintain the price of our common shares by bidding for or purchasing our common shares in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if our common shares sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of our common shares at a level above that which might otherwise prevail in the open market. These transactions, if commenced, may be discontinued at any time.

If so indicated in the prospectus supplement relating to a particular offering of common shares, we will authorize underwriters, dealers or agents to solicit offers by certain institutions to purchase the common shares from us under delayed delivery contracts providing for payment and delivery at a future date. These contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth the commission payable for solicitation of these contracts.

The common shares may or may not be listed on a national securities exchange. No assurances can be given that there will be a market for any of the common shares.

Underwriters, dealers and agents may engage in transactions with, or perform services for, us or our affiliates in the ordinary course of their businesses.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, certain legal matters will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York, and Conyers Dill & Pearman, Hamilton, Bermuda will pass upon the validity of the common shares. If the validity of any common shares is also passed upon by counsel for the underwriters of an offering of those common shares, that counsel will be named in the prospectus supplement relating to that offering. Skadden, Arps, Slate, Meagher & Flom LLP also represents Fortress on a variety of past and current matters.

EXPERTS

The consolidated financial statements of Aircastle Limited as of December 31, 2005 and 2006, for the period October 29, 2004 (commencement of operations) through December 31, 2004 and for the each of the two years in the period ended December 31, 2006, appearing in Aircastle Limited’s Current Report on Form 8-K filed on September 26, 2007, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

Part II

Information Not Required In Prospectus

Item 14.    Other Expenses of Issuance and Distribution.

The expenses relating to the registration of the common shares will be borne by the registrant. Such expenses are estimated to be as follows:

Securities and Exchange Commission Registration Fee	*
FINRA filing fee	$75,500
Printing and Engraving Fees and Expenses	$0
Accounting Fees and Expenses	$50,000
Legal Fees and Expenses	$100,000
Miscellaneous	$0
Total	$225,500
*	To be deferred under Rule 456(b) and calculated in connection with the offering of common shares under this registration statement under Rule 457(r).

Item 15.    Indemnification of Directors and Officers.

Our bye-laws contain a broad waiver by our shareholders of any claim or right of action, both individually and on our behalf, against any of our officers or directors. The waiver applies to any action taken by an officer or director, or the failure of an officer or director to take any action, in the performance of his or her duties, except with respect to any matter involving any fraud or dishonesty on the part of the officer or director. The waiver limits the right of shareholders to assert claims against our officers and directors unless the act or failure to act involves fraud or dishonesty. Our bye-laws also indemnify our directors and officers in respect of their actions and omissions, except in respect of their fraud or dishonesty. The indemnification provided in the bye-laws is not exclusive of other indemnification rights to which a director or officer may be entitled, provided these rights do not extend to his or her fraud or dishonesty.

Section 98 of the Companies Act 1981 of Bermuda, or the Companies Act, provides generally that a Bermuda company may indemnify its directors and officers against any liability which by virtue of any rule of law otherwise would be imposed on them in respect of any negligence, default, breach of duty or breach of trust, except in cases where such liability arises from fraud or dishonesty of which such director or officer may be guilty in relation to the company. Section 98 provides that a Bermuda company may indemnify its directors and officers against any liability incurred by them in defending any proceedings, whether civil or criminal, in which judgment is awarded in their favor or in which they are acquitted or granted relief by the Supreme Court of Bermuda pursuant to Section 281 of the Companies Act. Section 98 of the Companies Act further provides that a company may advance moneys to an officer for the costs, charges and expenses incurred by the officer in defending any civil or criminal proceedings against them, on condition that the officer shall repay the advance if any allegation of fraud or dishonesty is proved against them. The registrant maintains standard policies of insurance under which coverage is provided (a) to its directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act, and (b) to the registrant with respect to payments which may be made by the registrant to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.

We have entered into separate indemnification agreements with our directors and officers. Each indemnification agreement provides, among other things, for indemnification to the fullest extent permitted by law and our bye-laws against any and all expenses, judgments, fines, penalties and amounts paid in settlement of any claim. The indemnification agreements provide for the advancement or payment of all expenses to the indemnitee and for reimbursement to us if it is found that such indemnitee is not entitled to such indemnification under applicable law and our bye-laws.

For the undertaking with respect to indemnification, see Item 17 herein.

Item 16.    List of Exhibits.

The Exhibits to this registration statement are listed in the Index to Exhibits beginning on page II-6 and are incorporated herein by reference.

Item 17.    Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in amount and price represent no more than a 20% change in the maximum aggregate offering price set forth in the ‘‘Calculation of Registration Fee’’ table in the effective registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and where applicable, each filing of an employee benefit plan’s annual report pursuant to

Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

Signatures

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stamford, State of Connecticut, on September 26, 2007.

AIRCASTLE LIMITED
By:	/s/ Ron Wainshal
Name: Ron Wainshal Title: Chief Executive Officer

Signatures and Powers Of Attorney

In accordance with the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates stated. Each person whose signature appears below constitutes and appoints Wesley R. Edens, Ron Wainshal, Michael Inglese and David Walton and each of them severally, as his or her true and lawful attorney-in-fact and agent, each acting along with full power of substitution and resubstitution, for him or her and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) and exhibits to the Registration Statement on Form S-3, and to any registration statement filed under Securities and Exchange Commission Rule 462, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission and the Registrar of Companies in Bermuda, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Wesley R. Edens	Chairman of the Board of Directors	September 26, 2007

Wesley R. Edens

/s/ Ron Wainshal	Chief Executive Officer	September 26, 2007

Ron Wainshal

/s/ Michael Inglese	Chief Financial Officer	September 26, 2007

Michael Inglese

/s/ Aaron Dahlke	Chief Accounting Officer	September 26, 2007

Aaron Dahlke

/s/ Joseph P. Adams Jr.	Deputy Chairman of the Board of Directors	September 26, 2007

Joseph P. Adams Jr.

/s/ Douglas A. Hacker	Director	September 26, 2007

Douglas A. Hacker

Name	Title	Date

/s/ John Z. Kukral	Director	September 26, 2007

John Z. Kukral

/s/ Ronald L. Merriman	Director	September 26, 2007

Ronald L. Merriman

/s/ Peter Ueberroth	Director	September 26, 2007

Peter Ueberroth

/s/ Ronald W. Allen	Director	September 26, 2007

Ronald W. Allen

Index To Exhibits

Item 16:    Exhibits and Financial Statement Schedules

A.    Exhibits

Exhibit No.	Description
1.1	Form of Underwriting Agreement for common shares*
2.1	Asset Purchase Agreement, dated as of January 21, 2007, by and among the Sellers listed on Schedule 1-A thereto, each of which is a direct or indirect subsidiary of Guggenheim Aviation Investment Fund, LP, a Delaware limited partnership; and the Purchasers listed on Schedule 1-B, each of which is a direct or indirect subsidiary of Aircastle Limited, a Bermuda exempted company (incorporated by reference to the Company’s current report on Form 8-K filed with the SEC on January 25, 2007)
4.1	Specimen Share Certificate (incorporated by reference to the Company’s registration statement on Form S-1, filed with the SEC on June 2, 2006, as amended on July 10, 2006, July 25, 2006 and August 2, 2006)
4.2	Amended and Restated Shareholders Agreement among Aircastle Limited and Fortress Investment Fund III LP, Fortress Investment Fund III (Fund B) LP, Fortress Investment Fund III (Fund C) LP, Fortress Investment Fund III (Fund D) L.P., Fortress Investment Fund III (Fund E) LP, Fortress Investment Fund III (Coinvestment Fund A) LP, Fortress Investment Fund III (Coinvestment Fund B) LP, Fortress Investment Fund III (Coinvestment Fund C) LP, Fortress Investment Fund III (Coinvestment Fund D) L.P., Drawbridge Special Opportunities Fund LP, Drawbridge Special Opportunities Fund Ltd. and Drawbridge Global Macro Master Fund Ltd. (incorporated by reference to the Company’s registration statement on Form S-1, filed with the SEC on June 2, 2006, as amended on July 10, 2006, July 25, 2006 and August 2, 2006)
5.1	Opinion of Conyers Dill & Pearman
23.1	Consent of Ernst & Young LLP
23.2	Consent of Conyers Dill & Pearman (included in Exhibit 5.1)
24.1	Power of Attorney (included as part of the signature pages)

*	To be filed by post-effective amendment or as an exhibit to a Current Report on Form 8-K and incorporated by reference herein.